Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE

QUARTER ENDED MAY 31, 2023 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. June 19, 2023 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the first quarter ended May 31, 2023. Highlights include:

•
Revenues were $111.3 million for the quarter compared to $107.7 million for the same quarter last year, an increase of $3.6 million or 3.3%.
•
Earnings per diluted share for the current quarter were $0.45 compared to $0.45 for the comparative quarter last year.
•
Our gross profit margin for the quarter was 30.6% compared to 31.6% for the comparative quarter last year.

Financial Overview

The Company’s revenues for the first quarter ended May 31, 2023 were $111.3 million compared to $107.7 million for the same quarter last year, an increase of $3.6 million, or 3.3%. The increase includes revenue contributions of approximately $4.1 million from School Photo Marketing, an acquisition completed on November 30, 2022, and Stylecraft Printing Company, an acquisition completed on May 23, 2023. The increase from acquisitions was partially offset by an otherwise slight decline in sales volume as purchasing patterns have normalized since last year’s tight paper market. Gross profit margin was $34.0 million, or 30.6%, as compared to $34.0 million, or 31.6%, for the same quarter last year. Net earnings for the quarter remained flat at $11.6 million, or $0.45 per diluted share, as compared to $11.6 million, or $0.45 per diluted share, for the same quarter last year. Our recent acquisitions contributed $0.04 in diluted earnings per share for the quarter.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our results for the quarter were within our expectations. Our gross profit margin for the quarter of 30.6% is within our target range and showed improvement of 300 basis points from 27.6% in the sequential quarter ending February 28, 2023 and declined 100 basis points to 30.6% compared to 31.6% in the same prior year quarter. Our EBITDA remained relatively stable at $20.5 million or 18.4% of sales compared to the sequential quarter, $20.5 million or 19.9% of sales and compared to the same quarter last year $20.5 million or 19.1% of sales.

"We incurred additional expenses this quarter in which we anticipate the benefits to be recognized in future quarters. We relocated one of our leased facilities into an existing location with excess capacity. The lease renewal would have been an increase of 70% and the move to an existing location is anticipated to reduce future costs and improve our operational efficiency. We incurred additional legal expenses during the quarter related to a case against Wright Printing Company, its owner Mark Wright, and CEO Mardra Sikora. In April 2023, we were awarded $5.0 million in actual and punitive damages but the judgment award has not been recognized in our financials to date. These additional expenses for the quarter resulted in a decrease of $0.03 to our diluted earnings per share.

"Our recent acquisitions contributed $4.1 million in sales during the current quarter; however, the real impact of our latest acquisitions is expected to be seen in the remainder of fiscal year 2024. Stylecraft Printing Company in Canton, Michigan expands our product lines and geographical footprint, as well as adds a well-known brand that has been serving the distributor channel for more than 50 years. UMC Print, a leading trade-only printer acquired after the quarter close, June 2, 2023, will add strategic locations & capabilities to drive growth with our distributor partners. We will continue to explore acquisitions that make sense and hunt for new sales in new markets and new channels. As part of our regular course of business we continue to monitor incoming order volumes so that we can proactively adjust our costs accordingly.

"We believe we have one of the strongest balance sheets in the industry, with no debt and significant cash. Our profitability and strong financial condition will allow us to continue operations and fund acquisitions without incurring debt. Given those strengths, we also anticipate timely access to credit should larger acquisition opportunities materialize. We continue to focus on delivering profitability and returns to our shareholders."

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three months ended May 31, 2023 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended
	May 31,	May 31,
	2023	2022
Net earnings	$11,635	$11,627
Income tax expense	4,525	4,523
Interest expense	—	—
Depreciation and amortization	4,344	4,378
EBITDA (non-GAAP)	$20,504	$20,528
% of sales	18.4%	19.1%

In Other News

On June 16, 2023 the Board of Directors declared a quarterly cash dividend of 25.0 cents per share on the Company’s common stock. The dividend is payable on August 7, 2023 to shareholders of record on July 7, 2023.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, the limited number of available suppliers and variability in the prices of paper and other raw materials, and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and potential plant closures. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2022. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.
Unaudited Condensed Consolidated Financial Information
(In thousands, except share and per share amounts)

	Three months ended
Condensed Consolidated Operating Results	May 31,
	2023	2022
Net Sales	$111,294	$107,667
Cost of goods sold	77,253	73,663
Gross profit	34,041	34,004
Operating expenses	18,343	17,682
Income from operations	15,698	16,322
Other (income) expense	(462)	172
Earnings from operations before income taxes	16,160	16,150
Income tax expense	4,525	4,523
Net earnings	$11,635	$11,627

Weighted average common shares outstanding
Basic	25,839,651	25,820,639
Diluted	25,979,533	25,959,448

Earnings per share
Basic	$0.45	$0.45
Diluted	$0.45	$0.45
Cash dividends per share	$0.25	$0.25

	May 31,	February 28,
Condensed Consolidated Balance Sheet Information	2023	2022
Assets
Current Assets
Cash	$102,106	$93,968
Accounts receivable, net	46,627	53,507
Inventories, net	48,048	46,834
Prepaid expenses	1,933	2,317
Total Current Assets	198,714	196,626
Net property, plant & equipment	50,601	47,789
Operating lease right-of-use assets, net	11,877	13,133
Goodwill and intangible assets, net	134,488	135,907
Other assets	310	380
Total Assets	$395,990	$393,835
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$14,465	$18,333
Accrued expenses	19,195	18,067
Current portion of operating lease liabilities	4,718	4,847
Total Current Liabilities	38,378	41,247
Other non-current liabilities	19,931	21,156
Total liabilities	58,309	62,403
Shareholders' Equity	337,681	331,432
Total Liabilities and Shareholders' Equity	$395,990	$393,835

	Three months ended
	May 31,
Condensed Consolidated Cash Flow Information	2023	2022
Cash provided by operating activities	$21,726	$14,237
Cash used in investing activities	(7,129)	(1,036)
Cash used in financing activities	(6,459)	(7,586)
Net change in cash	8,138	5,615
Cash at beginning of period	93,968	85,606
Cash at end of period	$102,106	$91,221